EXHIBIT 21

Subsidiaries of the Company


                                          Jurisdiction of         Name Under Which
Subsidiary**                              Incorporation           Subsidiary Does Business
------------------------------------------------------------------------------------------

SoftQuad Software California Inc.         California              SoftQuad California
SoftQuad Acquisition Corp.                Ontario, Canada         SoftQuad Acquisition Corp.
   SoftQuad Software Inc.                 Ontario, Canada         SoftQuad Software Inc.
   SoftQuad Limited                       United Kingdom          SoftQuad Limited


** Indirect subsidiary is indicated by indentation. Each subsidiary is wholly-owned by its immediate parent.